                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                  VIRYANET LTD
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     M97540
                            -------------------------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             / / Rule 13d-1(b)
             / / Rule 13d-1(c)
             /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         CUSIP No. M97540                     13G                    Page 2 of 8


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Deer IV & Co. LLC ("Deer IV")*
     11-3298116
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  /X/
                                                                 (b)  / /

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    1,112,070 shs.*
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    -0- shs.
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    1,112,070 shs.*
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0- shs.
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,112,070 shs.*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.17%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________


* The shares reported on this page are the total of those reported on pages 3-5, because Deer IV is the general Partner of BVP IV, Bessec IV and BVI LP.

         CUSIP No. M97540                     13G                    Page 3 of 8

________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Bessemer Venture Partners IV L.P. ("BVP IV")*
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  /X/
                                                                 (b)  / /

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    587,943 shs.*
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    -0- shs.
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    587,943 shs.*
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0- shs.
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     587,943 shs.*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.73%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________


* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV.

CUSIP No. M97540                     13G                    Page 4 of 8 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Bessec Ventures IV L.P. ("Bessec IV")*
     11-3408591
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  /X/
                                                                 (b)  / /

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  Number of    5    SOLE VOTING POWER
                    427,051 shs.*
   Shares
               _________________________________________________________________
Beneficially   6    SHARED VOTING POWER
                    -0- shs.
  Owned By
               _________________________________________________________________
    Each       7    SOLE DISPOSITIVE POWER
                    427,051 shs.*
  Reporting
               _________________________________________________________________
   Person      8    SHARED DISPOSITIVE POWER
                    -0- shs.
    With
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     427,051 shs.*

________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.98%

________________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of Bessec IV.

CUSIP No. M97540                     13G                    Page 5 of 8 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Bessemer Venture Investors L.P. ("BVI LP")
     11-3352639
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  /X/
                                                                 (b)  / /

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  Number of    5    SOLE VOTING POWER
                    97,076 shs.*
   Shares
               _________________________________________________________________
Beneficially   6    SHARED VOTING POWER
                    -0- shs.
  Owned By
               _________________________________________________________________
    Each       7    SOLE DISPOSITIVE POWER
                    97,076 shs.*
  Reporting
               _________________________________________________________________
   Person      8    SHARED DISPOSITIVE POWER
                    -0- shs.
    With
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     97,076 shs.*

________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.45%

________________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________


* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVI LP.

CUSIP No. M97540                     13G                    Page 6 of 8 Pages

ITEM 1.

             (a)      Name of Issuer:

                               Viryanet Ltd

             (b)      Address of Issuer's Principal Executive Offices:

                               5 Kiryat Hamada Street
                               Science Based Industries Campus
                               P.O. Box 23052
                               Har Hotzvim, Jerusalem
                               Israel

ITEM 2.

             (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:

                  This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV, L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, and Bessemer Venture Investors L.P. ("BVI LP"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. The principal business of each of BVP IV, Bessec IV, and BVI LP is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose managers are Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, David J. Cowan, and Robi
L. Soni, who are all United States citizens. Deer IV & Co. LLC is the General Partner of BVP IV, Bessec IV and BVI LP and has its principal office at the same address as BVP IV. Deer IV & Co. LLC's principal business is making venture capital investments for the account of BVP IV and Bessec IV and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA, 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Cowan's principal address is the Menlo Park address. Mr. Buescher's principal business address is the Westbury address. The other managers' principal business address is the Wellesley Hills address.

             (d)      Title of Class of Securities:

                               Common Stock

             (e)      CUSIP Number:

                               M97540

CUSIP No. M97540                     13G                    Page 7 of 8 Pages

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.


ITEM 4.  OWNERSHIP.

         Items 5 through 9 of Pages 2 through 5 of this Statement incorporated herein by reference.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See the answer to Item 2(a), (b) and (c).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

CUSIP No. M97540                     13G                    Page 8 of 8 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                       February 14, 2001
                                       ________________________________________
                                            Date


                                       BESSEMER VENTURE PARTNERS IV L.P.

                                       By: Deer IV & Co. LLC, General Partners

                                       By: /s/ Robert H. Buescher
                                           -------------------------------------
                                           Robert H. Buescher, Manager


                                       BESSEC VENTURES IV, L.P.

                                       By:  Deer IV & Co. LLC, General Partner


                                       By: /s/ Robert H. Buescher
                                           -------------------------------------
                                           Robert H. Buescher, Manager


                                       BESSEMER VENTURE INVESTORS, L.P.

                                       By:  DEER IV & Co, LLC, General Partner


                                       By: /s/ Robert H. Buescher
                                           -------------------------------------
                                           Robert H. Buescher, Manager


                                       DEER IV & CO. LLC

                                       By: /s/ Robert H. Buescher
                                           -------------------------------------
                                           Robert H. Buescher, Manager